Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 4 to the Registration Statement on Form F-3 of our report dated April 14, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BIT Mining Limited’s Annual Report on Form 20-F for the year ended December 31, 2020 and our report dated July 30, 2021 with respect to the audited combined financial statements of Blockchain Alliance Technologies Limited for the years ended December 31, 2019 and 2020 appearing in the report on Form 6-K of BIT Mining Limited dated July 30, 2021.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December  9, 2021